Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on that certain Amendment No. 1 to the Schedule 13G originally filed on October 27, 2008 (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of GigaBeam Corporation executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: February 17, 2009

RAMIUS ENTERPRISE MASTER FUND LTD By: Ramius Advisors, LLC, its investment manager RAMIUS ADVISORS, LLC By: Ramius LLC, its sole member	PORTSIDE GROWTH AND OPPORTUNITY FUND By: Ramius LLC, its investment adviser RAMIUS LLC By: C4S & Co., L.L.C., as managing member C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
Individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss